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                                                                   EXHIBIT 8.1

                               DRINKER BIDDLE & REATH
                                     [LETTERHEAD]


                                    May 23, 1995

Continental Medical Systems, Inc.
600 Wilson Lane, P.O. Box 715
Mechanicsburg, PA 17055

      RE: Amended and Restated Agreement and Plan of
          Merger dated as of May 23, 1995 By and
          Among Horizon Healthcare Corporation, CMS
          Merger Corporation and Continental Medical
          Systems, Inc.
          ------------------------------------------

Ladies and Gentlemen:

   As counsel to Continental Medical Systems, Inc. ("CMS") in connection with the above Amended and Restated Agreement and Plan of Merger (the "Plan"), we have been asked to give our opinion as to certain Federal income tax consequences to the stockholders of CMS of the merger (the "Merger") contemplated in the Plan.

Background

   Horizon Healthcare Corporation ("Horizon"), CMS and CMS Merger Corporation ("Merger Sub") are Delaware corporations. Merger Sub is a subsidiary of Horizon that has been formed solely for the purpose of implementing the Plan. Pursuant to the Plan, it is contemplated that Merger Sub will be merged with and into CMS. All outstanding shares of common stock of CMS ("CMS Common Stock") will be converted into shares of common stock of Horizon ("Horizon Common Stock") at the conversion ratio set forth in the Plan, except that cash will be paid in lieu of any fractional shares. The shares of Merger Sub previously owned by Horizon will be converted into shares of CMS, so that Horizon will own 100% of the outstanding shares of CMS immediately after the Merger.

   In rendering this opinion, we have reviewed the Plan and the Joint Proxy Statement/Prospectus (the ""Proxy Statement") of Horizon and CMS, that is part of the Registration Statement (the "Registration Statement") being filed with the Securities and Exchange Commission (the "Commission"), regarding the proposed Merger and have relied upon those documents, including the representations, warranties, covenants and agreements made by the parties thereto.


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Continental Medical Systems, Inc.
May 23, 1995
Page 2

Assumptions

   For purposes of this opinion, we have, with your permission, made certain assumptions. You have advised us that you are not aware of any facts inconsistent with any of these assumptions:

   First, there is no plan or intention by the stockholders of CMS who own five percent (5%) or more of the outstanding CMS Common Stock and, to the best of the knowledge of the management of CMS, no plan or intention on the part of the remaining stockholders of CMS to sell, exchange or otherwise dispose of a number of shares of Horizon Common Stock to be received in the Merger that would reduce the CMS stockholders' ownership of Horizon Common Stock to a number of shares having a value, as of the time of the Merger, of less than fifty percent (50%) of the value of all of the formerly outstanding stock of CMS immediately prior to the Merger. For purposes of this assumption, shares of CMS and Horizon stock held by CMS stockholders and otherwise sold, redeemed or disposed of in anticipation of the Merger, or subsequent to the Merger pursuant to a plan or intention that existed at the time of the Merger, also will be taken into account.

   Second, following the Merger, CMS will hold at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets held immediately prior to the Merger. For this purpose, amounts paid to stockholders in lieu of fractional shares, amounts used by CMS to pay reorganization expenses and all redemptions and distributions made by CMS will be included as assets of CMS immediately before the Merger.

   Third, Horizon has no plan or intention to cause CMS to issue additional shares of its stock that would result in Horizon losing control of CMS within the meaning of section 368(c)(1) of the Internal Revenue Code of 1986, as amended (the "Code").

   Fourth, Horizon has no plan or intention to reacquire any of its shares issued in the Merger.

   Fifth, Horizon has no plan or intention following the merger (a) to liquidate CMS, (b) to merge CMS with or into another corporation, (c) to sell or otherwise dispose of the stock of CMS except for transfers of stock to a corporation or corporations controlled by Horizon, or (d) to cause CMS to sell or otherwise to dispose of any of its assets, except for dispositions made in the


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Continental Medical Systems, Inc.
May 23, 1995
Page 3

ordinary course of business or transfers of assets to a corporation or corporations controlled by CMS.

   Sixth, following the Merger, CMS will continue its historic business or use a significant portion of its historic business assets in a business.

   Seventh, Horizon, Merger Sub, CMS and the stockholders of CMS will pay their respective expenses, if any, incurred in connection with the Merger.

   Eighth, there is and will be no intercorporate indebtedness between Horizon and CMS that was issued, acquired or will be settled at a discount.

   Ninth, in the Merger, shares of CMS Common Stock, representing control of CMS, as defined in section 368(c)(1) of the Code, will be exchanged for shares of Horizon Common Stock. For purposes of this paragraph, shares of CMS Common Stock exchanged for cash in lieu of fractional shares will be treated as outstanding shares of CMS Common Stock on the date of the Merger.

   Tenth, except for fifteen (15) shares of CMS Common Stock, Horizon does not own, nor has it owned during the past five years, any stock of CMS.

   Eleventh, at the time of the Merger the fair market value of the assets of CMS will equal or exceed the sum of its liabilities plus the amount of liabilities, if any, to which such assets are subject.

   Twelfth, CMS is not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure or similar proceeding in any Federal or State court.

   Thirteenth, the payment of cash in lieu of fractional shares of Horizon stock is solely for the purpose of avoiding the expense and inconvenience to Horizon of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to CMS stockholders instead of issuing fractional shares of Horizon stock will not exceed 1% of the total consideration that will be issued in the transaction to the CMS stockholders in exchange for their shares of CMS stock.

   Fourteenth, none of the compensation received by any shareholder-employees of CMS will be separate consideration for,


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Continental Medical Systems, Inc.
May 23, 1995
Page 4

or allocable to, any of their shares of CMS stock; none of the shares of Horizon stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third-parties bargaining at arms-length for similar services.

   Fifteenth, the Plan substantially in the form included as an exhibit in the Proxy Statement will be duly authorized by the parties and approved by the stockholders of Horizon and CMS, and the appropriate documents will be filed with the appropriate government agencies.

Conclusions

   Based upon the Code, applicable Treasury Department regulations in effect as of the date hereof, current published administrative positions of the Internal Revenue Service contained in revenue rulings and procedures, and judicial decisions, and upon the information, representations and assumptions contained herein and in the documents provided to us by you (including the Proxy Statement and the Plan), it is our opinion for Federal income tax purposes that:

  (i) the merger of Merger Sub into CMS pursuant to the Merger will constitute a reorganization within the meaning of sections 368(a)(1)(A) and 368(a)(2)(E) of the Code, and Horizon, Merger Sub and CMS will each be a party to the reorganization within the meaning of section 368(b) of the Code;

  (ii) in accordance with section 354(a)(1) of the Code, no gain or loss will be recognized by the stockholders of CMS on the receipt by them of shares of Horizon Common Stock in exchange for their shares of CMS Common Stock, other than with respect to cash received in lieu of fractional shares of Horizon Common Stock;

  (iii) in accordance with section 358(a)(1) of the Code, the aggregate basis of the Horizon Common Stock shares received by each stockholder of CMS will be the same as the aggregate basis of the stockholder's shares of CMS Common Stock immediately prior to the Merger (other than basis allocable to cash received in lieu of fractional shares); and


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Continental Medical Systems, Inc.
May 23, 1995
Page 5

  (iv) in accordance with section 1223(1) of the Code, a stockholder's holding period for shares of Horizon Common Stock will be determined by including the period for which the stockholder held the shares of CMS Common Stock exchanged therefor, provided that the stockholder held such shares of CMS Common Stock as a capital asset.

   We express no opinion relating to any Federal income tax matter except on the basis of the documents and assumptions described above. In issuing our opinion, we have relied solely upon existing provisions of the Code, existing and proposed regulations thereunder, and current administrative positions and judicial decisions. Such laws, regulations, administrative positions and judicial decisions are subject to change at any time. Any such change could affect the validity of the opinion set forth above.


   We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions "THE MERGER -- Certain Federal Income Tax Consequences" and "LEGAL MATTERS" in the Proxy Statement. By giving of such consent, we do not admit that we are experts within the meaning of the Securities Act of 1933 or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.



                                    Very truly yours,


                                    /s/ Drinker Biddle & Reath
                                    DRINKER BIDDLE & REATH